UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

July 22, 2005

(Date of earliest event reported)

Date of Report

TransCommunity Financial Corporation

(Exact name of registrant as specified in its charter)

Virginia	000-33355	54-2032355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4235 Innslake Drive, Glen Allen, Virginia 23060

(Address of principal executive offices) (Zip Code)

(804) 934-9999

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 22, 2005, TransCommunity Financial Corporation completed the sale of 2,300,000 shares of its common stock at $8.00 per share in a registered public offering to a limited number of institutional investors. The minimum share purchase in the offering was 25,000 shares. The offering was made through a firm commitment underwriting in which Sandler O’Neill & Partners, L.P. served as the sole manager. The company received net proceeds from the offering of approximately $16.9 million after deducting underwriting discounts and estimated expenses. Net proceeds from the offering will be used to repay the outstanding principal balance of $1.45 million and accrued interest on the company’s short term line of credit and to provide the initial capital, estimated to be approximately $8.0 million, for a new bank the company seeks to establish in Rockbridge County, Virginia. Additionally, proceeds will be used to increase the capital of the company’s subsidiary banks, Bank of Powhatan, N.A., Bank of Goochland, N.A. and Bank of Louisa, N.A., as required to accommodate anticipated future growth, and for general corporate purposes which may include, among other things, operating costs of the company and its financial services division.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCOMMUNITY FINANCIAL CORPORATION
(Registrant)

Date: July 22, 2005	By:	/s/ William C. Wiley
	Name:	William C. Wiley
	Title:	Chairman and Chief Executive Officer